Exhibit 99.2

California Pizza Kitchen Announces Financial Results For The Second Quarter Ended June 29, 2003; Company Adjusts Development Schedule

    LOS ANGELES--(BUSINESS WIRE)--July 24, 2003--

        Establishes 2004 Diluted EPS Guidance of $1.05 to $1.10

    California Pizza Kitchen, Inc., (Nasdaq:CPKI) today announced its financial results for the second quarter ended June 29, 2003.
Highlights for the second quarter of 2003 relative to the same quarter last year were as follows:

    --  Total revenues up approximately 16.2% to $87.9 million

    --  Comparable restaurant sales increase of 2.3%

    -- Operating income before pre-opening expenses up 4.2% to $7.6 million

    -- Net income of $4.4 million or $0.23 per diluted share compared to net income of $4.3 million or $0.23 per diluted share

    Average weekly sales for the Company's full service company owned restaurants were $55,405 for the second quarter of 2003 compared to $56,631 for the same quarter last year. Average weekly sales for the class of 2002 and 2003 restaurants for the six months ended June 29, 2003 were $46,527 and $42,033, respectively.
    During the second quarter of 2003, the Company opened six new restaurants in Dayton, OH; St. Louis, MO; Orlando, FL; Deer Park, IL; Kansas City, MO and Chattanooga, TN. During the third quarter of 2003, the Company plans to open seven or eight new restaurants and is on schedule to open 22 new restaurants for 2003.
    Based on year to date sales trends and in particular, the soft performance of restaurants opened in years 2002 and 2003, the Company anticipates total revenue increasing 15% to 17% for the second half of the year. Implicit in this assumption is a same store sales growth rate in the range of 1% to 2%. Accordingly, the Company is downwardly revising earnings per share for the year to a range of $0.88 to $0.91, excluding any one time charges, as discussed below.
    In connection with the management changes announced earlier today, the Company intends to thoroughly review its current restaurant portfolio, operations and growth strategy. The outcome of this review may result in additional closure, impairment or other one time charges.
    Presently, the Company anticipates slowing its 2004 new restaurant opening schedule to a range of 10 to 12 new units, emphasizing quality and profitability. Based on this adjusted development schedule, the Company expects 2004 total revenues to increase by approximately 15% and earnings per diluted share to be in the range of $1.05 to $1.10. The Company anticipates solidifying the 2004 new restaurant development schedule by the end of the third quarter at which time management will update the investment community.
    Rick Rosenfield and Larry Flax stated, "While we are pleased that second quarter results met expectations, we are disappointed with the performance of the restaurants that were opened over the last 18 months. However, experience suggests that slowing new unit growth to focus on operating fundamentals at these new stores will improve performance and profitability over time."
    Rosenfield and Flax continued, "Not to be overlooked as we change roles and responsibilities is the health of our core business, the global recognition of our brand and our financial position. In fact, our mature restaurants are performing admirably and we intend to improve new store performance through a combination of sound execution, customer satisfaction and creativity, all hallmarks of CPK's prior success. Fortunately, we have a strong balance sheet with over $26.0 million of cash and marketable securities and no debt; and we can utilize our financial strength to generate solid returns for shareholders."
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, and sandwiches. The average guest check is approximately $11.60. As of today, the chain operates, licenses or franchises 159 restaurants of which 128 are company-owned and 31 operate under franchise or license agreements. The Company also has a strategic alliance with Kraft Pizza Company to manufacture and distribute a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen can be found on the World Wide Web at www.cpk.com. Investors may listen to today's conference by choosing the "Calendar of Events" option under the "Investor Relations" section of the company web site at least fifteen minutes prior to the 5 p.m. ET start of the call to register and download any necessary audio software. A replay will be available shortly after the call and available for thirty days.

    This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs, restaurant closure and impairment charges and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.



     Selected Unaudited Consolidated Financial and Operating Data
    (Dollars in thousands, except for per share and operating data)

                                Quarter Ended      Six Months Ended
                              June 29,  June 30,  June 29,   June 30,
                                2003      2002      2003       2002
                              -------- ---------- --------- ----------
Statements of Income
Revenues
 Restaurant sales             $87,113    $74,916  $169,047   $144,457
 Franchise and other revenues     751        710     1,674      1,385
                              -------- ---------- --------- ----------
   Total revenues              87,864     75,626   170,721    145,842

Restaurant costs and expenses
 Cost of sales                 21,298     17,913    41,155     35,004
 Labor                         31,355     27,137    61,864     52,257
 Direct operating and
  occupancy                    17,943     14,952    34,595     28,968
                              ------------------- --------------------
   Total restaurant operating
    costs                      70,596     60,002   137,614    116,229

 General and administrative     5,309      4,648    10,292      8,975
 Depreciation and
  amortization                  4,370      3,693     8,547      7,160
 Pre-opening                    1,065        688     1,785      1,217
                              ------------------- --------------------
Operating income                6,524      6,595    12,483     12,261

Other income (expense)
 Interest income                   83         88       177        170
 Equity in net loss of
  unconsolidated joint
  venture                        (100)         -      (100)         -
                              ------------------- --------------------
   Total other income
    (expense), net                (17)        88        77        170

Income before income tax
 provision                      6,507      6,683    12,560     12,431
Income tax provision           (2,112)    (2,339)   (4,174)    (4,351)
                              ------------------- --------------------
Net income                     $4,395     $4,344    $8,386     $8,080
                              =================== ====================

Net income per common share
  Basic                         $0.23      $0.23     $0.45      $0.44
  Diluted                       $0.23      $0.23     $0.44      $0.43

Shares used in computing net
 income per common share (in
 thousands)
  Basic                        18,848     18,537    18,825     18,517
  Diluted                      19,007     18,856    19,036     18,816

Operating Data
System-wide restaurants open
 at end of period                 158        137       158        137
Company-owned restaurants
 open at end of period            127        106       127        106
Average weekly company-owned
 full service restaurant
 sales                        $55,405   $ 56,631   $54,800   $ 55,545
Comparable company-owned
 restaurant sales increase        2.3%       5.1%      2.5%       4.0%


                                    Quarter Ended    Six Months Ended
                                  June 29,  June 30, June 29, June 30,
                                    2003      2002     2003     2002
                                  --------  -------  -------- -------
Statements of Income
 Percentages (1)
Revenues
  Restaurant sales                   99.1%    99.1%    99.0%    99.1%
  Franchise and other revenues        0.9      0.9      1.0      0.9
                                   -------  -------  -------- -------
   Total revenues                   100.0    100.0    100.0    100.0

Restaurant costs and expenses
  Cost of sales                      24.4     23.9     24.3     24.2
  Labor                              36.0     36.2     36.6     36.2
  Direct operating and occupancy     20.6     20.0     20.5     20.1
                                   -------  -------  -------- -------
   Total restaurant operating costs  81.0     80.1     81.4     80.5


  General and administrative          6.0      6.1      6.0      6.2
  Depreciation and amortization       5.0      4.9      5.0      4.9
  Pre-opening                         1.2      0.9      1.0      0.8
                                   -------  -------  -------- -------
Operating income                      7.4      8.7      7.3      8.4

Other income (expense)
  Interest income                     0.1      0.1      0.1      0.1
  Equity in net loss of
   unconsolidated joint venture      (0.1)       -     (0.1)       -
                                   -------  -------  -------- -------
  Total other income (expense), net     -      0.1        -      0.1

Income before income tax provision    7.4      8.8      7.3      8.5
Income tax provision                 (2.4)    (3.1)    (2.4)    (3.0)
                                   -------- -------  -------- -------
Net income                            5.0%     5.7%     4.9%     5.5%
                                   ======== =======  ======== =======


            Selected Consolidated Balance Sheet Information
                        (Dollars in thousands)

Selected Consolidated Balance Sheet
Information                                     June 29,  December 29,
                                                  2003        2002
                                               ----------------------

Cash and marketable securities                   $26,242    $31,261
Total assets                                     179,633    168,445
Total debt, including current portion                  -          -
Shareholders' equity                             143,885    134,121

(1) Percentages are expressed as a percentage of total revenues, except for restaurant costs and expenses, which are expressed as a percentage of restaurant sales.

    CONTACT: California Pizza Kitchen, Inc.
             310-342-5000
             Sarah Goldsmith, sgoldsmith@cpk.com (media)
             Greg Levin, glevin@cpk.com (investors)